Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

J.Jill, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	6,000,000(1)	$25.83(2)	$154,980,000(2)(3)	0.00011020	$ 17,078.80

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	8,465,444(4)	$25.83(2)	$218,662,419(2)(3)	0.00011020	$ 24,096.60

	Total Offering Amounts					$373,642,419	0.00011020	$ 41,175.40

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due							$ 41,175.40

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by J.Jill, Inc (Primary Offering).
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and the maximum aggregate offering price are based on the average of the high and low sales price of the shares of Common Stock on September 8, 2023, as reported on the New York Stock Exchange.

(4)	Represents securities that may be offered and sold from time to time in one or more offerings by the selling stockholder named in this prospectus (Secondary Offering).